Exhibit 99.1

----- Original Message -----

From:MARC ROSENBERG

To:hariton@sprynet.com

Cc:Barry Patterson

Sent: Tuesday, April 30, 2013 3:17 PM

Subject: Sauer Equity Line

Frank

I spoke to my client again with respect to the equity line.  I understand that he has been speaking to your client. He is prepared to move forward with the equity line provided that (i) his transaction costs for each put are covered and (ii) the number of shares originally issues are grossed up based on the price of the stock on the date that the registration statement goes effective.

Please let me know how your client would like to proceed.

Best regards

Marc

Marc G. Rosenberg, Esq.McLaughlin & Stern, LLP260 Madison AvenueNew York, New York 10016Telephone: (212) 448-6249Personal Facsimile: 1-800-933-0981Facsimile: (212) 448-0066E-Mail: mrosenberg@mclaughlinstern.com==========================This transmission (and/or the documents accompanying it) may contain confidential information belonging to the sender which is protected by the attorney-client privilege. The information is intended only for the use of the individual or entity named above. If you are not the intended recipient, you are hereby notified that any disclosure, copying distribution or the taking of any action in reliance on the contents of this information is strictly prohibited. If you have received this transmission in error, please immediately notify us by telephone and destroy the documents.Pursuant to U.S. Treasury Department regulations, we hereby inform you that any federal tax advice contained in this communication (and any documents accompanying it) was not intended or written to be used, and it cannot be used, for the purpose of (i) avoiding penalties that may be imposed under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein.